Exhibit 99.1

Genius Brands Announces 217% Increase in Revenue to $7.9 Million

for 2021 Versus $2.5 Million for 2020

Expects to Imminently Announce Close of WOW! Acquisition

WOW! Achieved Revenue of USD $64.2 Million in 2021*

CEO Andy Heyward Provides Letter to Shareholders and

Sneak Peak of “Shaq’s Garage” Video

BEVERLY HILLS, Calif.; April 6, 2022: Genius Brands International, Inc. (“Genius Brands”) (NASDAQ: GNUS), a global brand management company that creates, produces, broadcasts, and licenses entertainment content for children, today announced it has filed its Form 10-K for the year ending December 31, 2021, and provided a business update in the form of a letter to shareholders from the Company’s Chairman & CEO, which is available on the blog section of the Company’s website.

Key Highlights:

•	217% increase in revenue to $7.9 million versus $2.5 million for 2020
•	Expects to imminently announce closing of the WOW! Unlimited Media (TSXV:WOW) acquisition
•	WOW! achieved revenue of USD $64.2 million for 2021*
•	Acquired a controlling stake in Your Family Entertainment (FRA:RTV)
•	Net cash, cash equivalents and marketable securities of over $116 million as of December 31, 2021
•	Kartoon Channel! growing its viewership and now carried on virtually every major platform
•	Kartoon Channel! Kidaverse on track to launch April 15
•	Kartoon Channel! Worldwide now available in 67 countries
•	Stan Lee Universe/Stan Lee Centennial expected to rollout in 2022 concurrent with his 100th birthday
•	Stan Lee’s Superhero Kindergarten growing its global audience
•	Moving rapidly towards the launch of Shaq’s Garage animated series featuring Shaquille O’Neal; a sneak peak for Shaq’s Garage is available online, along with an earlier interview with Shaquille O’Neal: Shaq’s Garage Interview and Animation Demo
•	Season 3 of Rainbow Rangers in production
•	Continued expansion of senior management team with appointment of industry leaders from Disney, Netflix and Warner Brothers

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A link to the CEO letter is available online at: https://www.gnusbrands.com/blog

*Based on unaudited financial results of WOW! Unlimited Media for the year-ended December 31, 2021. Conversion of CAD to USD based on the exchange rate as of April 4, 2022. WOW’s audited financials are expected to be completed by the end of April 2022, in accordance with IFRS.

About Genius Brands International

Genius Brands International, Inc. (Nasdaq: GNUS) is a leading global kids media company developing, producing, marketing and licensing branded children’s entertainment properties and consumer products for media and retail distribution. The Company’s IP portfolio of family-friendly content features the Stan Lee brand, Stan Lee’s Superhero Kindergarten, starring Arnold Schwarzenegger, on Kartoon Channel!; Shaq’s Garage, starring Shaquille O’Neal, coming to Kartoon Channel!; Rainbow Rangers on Kartoon Channel! and Netflix; Llama Llama, starring Jennifer Garner, on Netflix and more.  Recently, Genius Brands entered into an agreement to acquire Canada’s WOW! Unlimited Media (TSX-V: WOW), which includes 2,500 channels under the Channel Federator Network, and has also made a strategic investment in Germany’s Your Family Entertainment AG (FRA:RTV), one of Europe’s largest distributors and broadcasters of high-quality programs for children and families.

Genius Brands’ Kartoon Channel! is a globally distributed entertainment platform with 100% penetration in the U.S. television market and international expansion with launches in key markets around the world. The channel is available in the U.S. via a broad range of distribution platforms, including Comcast, Cox, DISH,  Amazon Prime, Amazon Fire, Apple TV, Apple iOS, Android TV, Android Mobil, Google Play, Roku, YouTube, KartoonChannel.com, Samsung Smart and LG TVs, the JetBlue Inflight platform and more. Genius Brands will soon launch the subscription-based Kartoon Channel! Kidaverse, featuring metaversal content and over 15,000 animated titles.

For additional information, please visit www.gnusbrands.com.

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Forward Looking Statements: Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation, our ability to generate revenue or achieve profitability; our ability to obtain additional financing on acceptable terms, if at all; the potential issuance of a significant number of shares, which will dilute our equity holders; fluctuations in the results of our operations from period to period; general economic and financial conditions; our ability to anticipate changes in popular culture, media and movies, fashion and technology; competitive pressure from other distributors of content and within the retail market; our reliance on and relationships with third-party production and animation studios; our ability to market and advertise our products; our reliance on third-parties to promote our products; our ability to keep pace with technological advances; our ability to protect our intellectual property and those other risk factors set forth in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in the Company's subsequent filings with the Securities and Exchange Commission (the "SEC"). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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MEDIA CONTACT:

pr@gnusbrands.com

INVESTOR RELATIONS CONTACT:

ir@gnusbrands.com

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